Exhibit 99(a)

                 UNITED NATIONAL BANCORP INCREASES CASH DIVIDEND
                     33 PERCENT AND DECLARES STOCK DIVIDEND



Bridgewater, NJ-September 16, 1998-The Board of Directors of United National Bancorp (NASDAQ-UNBJ), parent company of United National Bank has approved a 33% increase in the Company's quarterly dividend to $0.20 per share, up from the previous rate of $0.15 per share. At the same time, the Board declared a 10% stock dividend. Both dividends are payable November 2, 1998 to stockholders of record on October 15, 1998.

Thomas C. Gregor, chairman and chief executive officer of United National stated, "This is the fortieth consecutive year a stock dividend has been paid and the eighty-eighth successive year of cash dividends. We are pleased to maintain this strong dividend record this year. The increase in the quarterly dividend shows the confidence that our Board has in the direction of the Company."

United National also announced that it has opened an office in Bernardsville, New Jersey. This new, full service office is the Bank's seventh in Somerset County. United National now has a total of 27 offices in Hunterdon, Middlesex, Morris, Somerset, Union, and Warren counties in New Jersey.

United National Bancorp, headquartered in Bridgewater, New Jersey, is a $1.4 billion asset commercial bank holding company whose principal subsidiary is United National Bank. The Bank provides a complete range of personal and business banking services as well as an array of trust and investment services. United Commercial Capital Group, a subsidiary of United National Bank, provides timely and innovative financing solutions for real estate and commercial transactions that do not fall within the boundaries of traditional bank financing. Visit United National on the World Wide Web at www.united-national.com.

Contact:     media, Donald Reinhard, 908-429-2370 or investors, Donald Malwitz,
908-429-2405, both of United National.